Exhibit 8.1

Subsidiaries	Place of Incorporation
Pop Culture (HK) Holding Limited	Hong Kong
Heliheng Culture Co., Ltd.	PRC
Pop Culture Global Operations Inc.	California
CPFH Holding Limited	Hong Kong
Fujian Hualiu Culture & Sports Industry Development Co., Ltd. (formerly known as “Fujian Pupu Shuzhi Sports Industry Development Co., Ltd.”)	PRC
Yi Caishen (Xiamen) Trading Co., Ltd.	PRC
Huaya Time (Xiamen) Real Estate Management Co., Ltd.	PRC

VIE
Xiamen Pop Culture Co., Ltd.	PRC

VIE’s subsidiaries
Shanghai Pupu Sibo Sports Technology Development Co., Ltd.	PRC
Jiangxi Hualiu Culture Technology Co., Ltd. (formerly known as “Xiamen Pupu Network Technology Co., Ltd.”)	PRC
Guangzhou Shuzhi Culture Communication Co., Ltd.	PRC
Shenzhen Pop Digital Industrial Development Co., Ltd.	PRC
Xiamen Pupu Digital Technology Co., Ltd.	PRC
Hualiu Digital Entertainment (Beijing) International Culture Media Co., Ltd.	PRC
Zhongpu Shuyuan (Xiamen) Digital Technology Co., Ltd.	PRC
Xiamen Qiqin Technology Co., Ltd.	PRC
Xiamen Pop Shuzhi Culture Communication Co., Ltd.	PRC
Xiamen Hand In Hand Network Technology Co., Ltd.	PRC
Xiamen Hualiu Music Culture Communication Co., Ltd.	PRC